EXHIBIT 99.1

PRESS RELEASE

Contact:
Ezenia! Inc.
Investor Relations
investorrelations@ezenia.com

EZENIA! INC. Announces John A. McMullen To Re-Join Board of Directors

Burlington, Mass., May 03, 2005 - Ezenia! Inc. (OTCBB: EZEN.OB), a leading market provider of real-time collaboration solutions for corporate and government networks and eBusiness, announced today that the Company has appointed John A. McMullen to its Board of Directors.  Mr. McMullen served as a Director on the Board and chaired the compensation committee from February 2000 until August 2003.  In September 2003, Mr. McMullen took time off to actively participate in the political process by running for the Senate from the state of Vermont.

“I am delighted to have Jack rejoin our Board. Jack was instrumental in providing key leadership, stability, and steadfastness during the challenging transitional years,” commented Khoa Nguyen, Ezenia chairman and chief executive officer.  “With his support and vision, Ezenia transformed its business to focus on the government opportunity and become a leader in the secure real-time collaboration segment.”  Mr. Nguyen further remarked, “The successes that the Company currently enjoys, with five consecutive profitable quarters since October 2003 and a bright outlook for 2005, are mostly attributed to Jack’s guidance of staying the steady course.  I feel privileged to once again have the opportunity to benefit from his advice and wisdom.”

Mr. McMullen, Managing Principal of Cambridge Meridian Group, Inc. (CMG), has over 25 years of experience in financial analysis, acquisition planning, market assessment and research, competitive analysis, and corporate strategy.  He has counseled presidents of client companies on strategy matters and served on the operating committees of several client companies and on a number of Boards of Directors.  In addition, he has worked on transactions involving the reviews by either the Department of Justice or the FTC and provided analysis and testimony on damages and damage calculations as well as on issues influencing competitive effects due to such activities as acquisitions, consolidations, joint ventures, patents, business valuation, monopolization, Robinson-Patman price discrimination, unfair competition and restraint of trade.

In addition, Mr. McMullen taught Business Strategy at Harvard Law School from the mid 1980s to 1990, previously served as an officer of the Harvard Business School, and has published articles in the fields of management, strategy, and law.  Mr. McMullen also has experience in the investment banking community in New York with Morgan Stanley & Co. Incorporates, worked with the Boston Consulting Group on strategy assignments, and was an engineer with the U.S. Atomic Energy Commission.  Mr. McMullen is a Phi Beta Kappa graduate of Columbia University with BS and BA degrees in Applied Physics and Engineering, received a JD with Honors from the Harvard Law School and an MBA with High Distinction from the Harvard Business School, where he was elected a first year Baker Scholar.  He is a member of the Bars of New York, Massachusetts, and the District of Columbia.  In 1982 and 1983, he served on the Governor’s 11 person Advisory Task Force on the Massachusetts Department of Revenue.

“I am pleased to become a member of the Ezenia! Board of Directors once again,” commented Mr. Mullen.  “It is always gratifying to see a vision become a reality and a challenging transformation successfully executed.  I look forward to working with its management team and other board members to provide the necessary guidance and counsel to help the Company further build on its gathering momentum.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet.  By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance.  Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat.  The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process.  More information about Ezenia! Inc. and its product offerings can be found at the company’s Web site, http://www.ezenia.com/.

Note to Investors

Statements included herein that are not historical facts include forward-looking statements.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, such as the evolution of Ezenia!’s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report.  Copies of the Company’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark, and the Ezenia! Logo, Encounter, InfoWorkSpace and LaunchPad are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products are available at http://www.ezenia.com/.  All other trademarks are property of their respective companies.